FIRST SUPPLEMENTAL INDENTURE, dated as of the 6th day of December, 1995 (herein called the "First Supplemental Indenture"), between GTE SOUTHWEST CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Company"), and THE BANK OF NEW YORK, a banking corporation duly organized and existing under the laws of the State of New York (hereinafter referred to as the "Trustee") (as successor trustee to NationsBank of Georgia, National Association), as Trustee under the Indenture dated as of November 15, 1993, between the Company and the Trustee (hereinafter referred to as the "Original Indenture"). Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the meanings set forth in the Original Indenture.

     WHEREAS, in accordance with Section 9.01(b) of the Original Indenture, the Company and the Trustee may enter into supplemental indentures to the Original Indenture without the consent of the Securityholders to, among other things, add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection of the holders of the Securities of all or any series as the Board of Directors and the Trustee shall consider to be for the protection of the holders of Securities of all or any series; and

     WHEREAS, in accordance with Section 9.01(c) of the Original Indenture, the Company and the Trustee may enter into supplemental indentures to the Original Indenture without the consent of the Securityholders to cure any ambiguity or to correct or supplement any provision which may be defective or inconsistent with the Original Indenture or any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Original Indenture as shall not be inconsistent with the provisions of the Original Indenture and not adversely affect the interests of the holders of the Securities of any series; and

     WHEREAS, the Company desires to amend the Original Indenture in accordance with Sections 9.01(b) and 9.01(c) and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture; all requirements necessary to make this First Supplemental Indenture a valid instrument, in accordance with its terms, have been met and the execution and delivery hereof have been in all respects duly authorized;

     NOW, THEREFORE, for good and valuable consideration the sufficiency of which is hereby recognized, the Company covenants and agrees with the Trustee as follows:

                           ARTICLE ONE

              AMENDMENTS TO TERMS OF THE INDENTURE

     Section 1.01 Regular Record Date. The Company and Trustee hereby amend the sixth paragraph of Section 2.03 of the Original Indenture in its entirety pursuant to Section 9.01(c) of the Original Indenture for the benefit of all Securityholders, to read as follows:

     "Unless otherwise set forth in a Board Resolution or one or more indentures supplemental hereto establishing the terms of any series of Securities pursuant to Section 2.01 hereof, the term "regular record date" as used in this Section with respect to a series of Securities with respect to any interest payment date for such series shall mean either the fifteenth day of the month immediately preceding the month in


                               -2-


     which an interest payment date established for such series pursuant to Section 2.01 hereof shall occur, if such interest payment date is the first day of a month, or the first day of the month in which an interest payment date established for such series pursuant to Section 2.01 hereof shall occur, if such interest payment date is the fifteenth day of a month, whether or not such date is a business day."

     Section 1.02 Covenants against Prior Liens. The Company and Trustee hereby amend clauses (2), (4) and (5) of Section 4.05 of the Original Indenture in their entirety, pursuant to Sections 9.01(b) and 9.01(c) of the Original Indenture for the benefit of all Securityholders, to read as follows:

     "(2) The replacement, extension or renewal of any such mortgage, lien, pledge, security interest or other encumbrance, or of any such agreement, permitted by the foregoing clause (1), or the replacement, extension or renewal (without increase in principal amount or extension of final maturity date) of the indebtedness secured thereby;"

     "(4) First Mortgage Bonds outstanding on the date hereof and any replacement or renewal (without increase in principal amount or extension of final maturity date) of such outstanding First Mortgage Bonds;"

     "(5) First Mortgage Bonds which may be issued by the Company in connection with a consolidation or merger of the Company with or into any Affiliate in exchange for or otherwise in substitution for long-term senior indebtedness of such Affiliate ("Affiliate Debt") which by its terms (i) is secured by a mortgage on all or a portion of the property of such Affiliate, (ii) prohibits long-term senior secured indebtedness from being incurred by such Affiliate, or a successor thereto, unless the Affiliate Debt shall be secured equally and ratably with such long-term senior secured indebtedness or (iii) prohibits long-term senior secured indebtedness from being incurred by such Affiliate; or"

     Section 1.03  Merger or Consolidation.  The Company and the
Trustee hereby amend Section 4.06 of the Original Indenture in its entirety, pursuant to Section 9.01(c) of the Original
Indenture for the benefit of all Securityholders, to read as follows:

     "The Company will not, while any of the Securities remain outstanding, consolidate with, or merge into, or merge into itself, or sell or convey all or substantially all of its property to, any other Company unless the provisions of Article Ten hereof are complied with.

     If upon any such consolidation or merger, or sale or conveyance any of the property of the Company owned by the Company prior thereto would thereupon become subject to any mortgage, security interest, pledge or lien, the Company, prior to such consolidation, merger, sale or conveyance, will secure the outstanding Securities, or cause the same to be secured, equally and ratably with the other indebtedness or obligations secured by such mortgage, security interest, pledge or lien so long as such other indebtedness or obligations shall be so secured; provided, however, that (a) the subjection of the property of the Company to any mortgage, security interest, pledge or lien securing indebtedness of an Affiliate which is required to be assumed by the Company in connection with any merger or consolidation of such Affiliate shall be deemed excluded from the operation of this Section and shall not require that any of the Securities be secured; and (b) the



                               -3-


     subjection of property of the Company to any mortgage, security interest, pledge or lien of the character referred to in clauses (1), (2), (3), (4) and (5) of Section 4.05 shall be deemed excluded from the operation of this Section and shall not require that any of the Securities be secured."

     Section 1.04 Notice of Default. The Company and Trustee hereby amend the first paragraph of Section 6.07 of the Original Indenture in its entirety, pursuant to Section 9.01(c) of the Original Indenture for the benefit of all Securityholders, to read as follows:

     "The Trustee shall, within 90 days after the occurrence of a default with respect to a particular series, transmit by mail, first class postage prepaid, to the holders of Securities of that series, as their names and addresses appear upon the Security Register, notice of all defaults with respect to that series known to the Trustee, unless such defaults shall have been cured before the giving of such notice (the term "defaults" for the purposes of this Section being hereby defined to be the events specified in subsections (1), (2), (3), (4) and (5) of Section 6.01(a), not including any periods of grace provided for therein and irrespective of the giving of notice provided for by subsection (3) of Section 6.01(a); provided, that, except in the case of default in the payment of the principal of (or premium, if any) or interest on any of the Securities of that series or in the payment of any sinking fund or analogous fund installment established with respect to that series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors and/or responsible officers, of the Trustee in good faith determine that the withholding of such notice is in the interests of the Securityholders of Securities of that series; provided further, that in the case of any default of the character specified in Section 6.01(a) (3) with respect to Securities of that series no notice shall be given until at least 30 days after the occurrence thereof."

                           ARTICLE TWO

                          MISCELLANEOUS

     Section 2.01 Execution of Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof.

     Section 2.02 Conflict With Trust Indenture Act. If and to the extent that any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such imposed duties shall control.

     Section 2.03 Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

     Section 2.04 Separability Clause. In case any one or more of the provisions contained in this First Supplemental Indenture, the Original Indenture or in the Securities of any series shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, the Original Indenture or of such Securities, but this First Supplemental Indenture, the Original Indenture and such Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
                               -4-


     Section 2.05 Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or in the Original Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Securityholders (to the extent specified herein or therein), any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

     Section 2.06  Governing Law.  This First Supplemental
Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

     Section 2.07  Execution and Counterparts.  This First
Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.










































                               -5-


     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                   GTE SOUTHWEST INCORPORATED



                                   By  ______________________



Attest:



By  _______________________
          Secretary


                                   THE BANK OF NEW YORK
                                     as Trustee



                                   By  _______________________



Attest:



By  _______________________





















SW:SupInd:46